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Alaska Air Group, Inc.                                                             EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                                            Three Months Ended
                                                                                March 31,
                                                                          -------------------
                                                                             1995        1994
                                                                           ------      ------
Primary -
 Net income                                                              ($16,340)    ($6,313)
                                                                           ======      ======

 Average number of shares outstanding                                      13,400      13,349
 Assumed exercise of stock options reduced
  by the number of shares purchased with
  the proceeds from exercise of such options                                    -           -
                                                                           ------      ------
 Average shares as adjusted                                                13,400      13,349
                                                                           ======      ======

 Earnings per common share                                                 ($1.22)     ($0.47)
                                                                           ======      ======

Fully Diluted -
 Net income                                                              ($16,340)    ($6,313)
 After tax interest on convertible securities                               2,111       2,428
                                                                           ------      ------
 Income applicable to common shares                                      ($14,229)    ($3,885)
                                                                           ======      ======

 Average number of shares outstanding                                      13,400      13,349
 Assumed exercise of stock options                                              4          18
 Assumed conversion of 7.75% debentures                                       508         518
 Assumed conversion of 6.875% debentures                                    1,608       1,791
 Assumed conversion of 7.25% zero coupon notes                              3,565       4,277
 Assumed conversion of preferred shares                                         0           0
                                                                           ------      ------
 Average shares as adjusted                                                19,085      19,953
                                                                           ======      ======

 Earnings per Common Share                                                 ($0.75)     ($0.19)
                                                                           ======      ======
                                                                                *           *

* Anti-dilutive
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